Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-188008 and 333-109744 on Form S-8 of our report dated June 24, 2021, appearing in this Annual Report on Form 11-K of the Callon Petroleum Company Employee Savings and Protection Plan for the year ended December 31, 2020.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas
June 24, 2021